Exhibit 10.4f

                                        May 7, 2004

Intelsat USA Sales Corp.
3400 International Drive NW
Washington, DC 20008-3006
Attn: Mr. Stephen Spengler

RE:   AGREEMENT REGARDING CONTRACT EXTENSIONS AND NEW VENTURES

Dear Mr. Spengler:

Reference is made to the following certain agreements:

      A. Contract Number T70102100 between Playboy Entertainment Group, Inc., ("Playboy") and Loral SpaceCom Corporation doing business as Loral Skynet ("Loral") dated March 1, 2001 in connection with the C-Band transponder capacity service on the Telstar 7 Satellite, now known as the Intelsat Americas 7 Satellite ("IA 7"), Transponder 15 (the "IA 7-C15 Agreement"). The IA 7-C15 Agreement was transferred and assigned from Playboy to its wholly-owned subsidiary, Andrita Studios, Inc. ("Andrita") effective February 1, 2004.

      B. Contract number T70309257 between Andrita and Loral dated November 20, 2003 in connection with the C-Band satellite space segment capacity, consisting of 18.0 MHz bandwidth allocation, on IA 7, Transponder 9 (the "IA 7-C9 Agreement").

All rights and obligations pursuant to the IA 7-C15 Agreement, and the IA 7-C9 Agreement were assumed by Intelsat, Ltd. ("Intelsat") as part of its acquisition of certain Loral assets and customer contracts as of March 17, 2004.

This letter, when signed by both parties, shall reflect the agreement (the "Agreement") between Intelsat and Playboy in connection with the following:

      1. IA 7-C15. Playboy and Intelsat agree to extend the term of the IA 7-C15 Agreement from its current term expiration of January 31, 2010 to a term expiration of January 31, 2013, as set forth more specifically in the first amendment to the IA 7-C15 Agreement dated May 7, 2004 (the "IA 7-C15 First Amendment"). The IA 7-C15 First Amendment is attached hereto as Exhibit "A" and incorporated by this reference as part of this Agreement.

      2. IA 7-C9. Playboy and Intelsat agree to add an additional 18.0 MHz bandwidth allocation to the IA 7-C9 Agreement, as set forth more specifically in the first amendment to the IA 7-C9 Agreement dated May 7, 2004 (the "IA 7-C9 First Amendment"). The IA 7-C9 First Amendment is attached hereto as Exhibit "B" and incorporated by this reference as part of this Agreement.

      3. Digital Channel Platform Agreement. Playboy and Intelsat agree to extend the term of that certain Digital Channel Platform Agreement dated February 4, 2003 between Playboy and Loral (as predecessor in interest to Intelsat) (the "Digital Channel Platform Agreement")


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      from its current term expiration of February 3, 2008 to a term expiration of January 31, 2013, as set forth more specifically in the first amendment to the Digital Channel Platform Agreement dated May 7, 2004 (the "Digital Channel Platform First Amendment"). The Digital Channel Platform First Amendment is attached hereto as Exhibit "C" and incorporated by this reference as part of this Agreement.

4. Preferred Global Provider. Playboy agrees that, for so long as the Digital Channel Platform Agreement dated February 4, 2003 between Playboy and Loral, as predecessor in interest and obligation to Intelsat, remains in effect, Intelsat and its Affiliates shall be the preferred provider of domestic and international satellite and terrestrial capacity for Playboy and its Affiliates. As preferred provider, Playboy shall notify Intelsat in writing of any new requirements for itself and/or its Affiliates relating to space segment, terrestrial capacity or a combination of both, and Intelsat and/or its Affiliates may submit a written bid (the "Intelsat Bid") in connection with such requirements. The notice referred to above shall include the origination and destination point(s), the amount of capacity required, and a technical description thereof. Playboy further agrees that provided that: 1) Intelsat's technology solution meets or exceeds Playboy's requirements, as solely and reasonably determined by Playboy; and 2) Intelsat's proposed terms and conditions comprising the Intelsat Bid are equal to or at a lower price than the competing bids received by Playboy in connection with the specific requirement for which a proposal is being requested, as solely and reasonably determined by Playboy, then Playboy shall be obligated to accept the Intelsat Bid. In the event the Intelsat Bid is higher than competing bids received by Playboy, Playboy will provide Intelsat with the terms and conditions that would be acceptable to Playboy (the "Playboy Terms"), which Playboy Terms shall not be higher than the lowest competing bid, and Intelsat shall have the one-time right to meet the Playboy Terms within five (5) business days of Playboy providing Intelsat with the Playboy Terms. Should Intelsat elect not to meet the Playboy Terms, Playboy shall be free to secure its capacity requirements from any source it elects, provided that such capacity does not exceed the competing minimum bid. An "Affiliate" shall be defined as any entity that any party may directly, or indirectly through an intermediary, direct or cause the direction of the management and policies of the specified entity without the approval or agreement of third parties. In the event the approval or agreement of a third party is required to direct or cause the direction of the management and policies of a such an entity, Playboy agrees in good faith to submit the Intelsat Bid to such third party for consideration; however, Intelsat acknowledges that Playboy cannot control the ultimate vendor selection in this situation.

5. Strategic Advice. Playboy shall provide Intelsat with strategic advice regarding all reasonable aspects related to the domestic distribution of cable networks, via satellite, to domestic cable headends, DTH platforms and SMATV systems, as Intelsat reasonably requests such advice, so long as the Digital Channel Platform Agreement remains in full force and effect. Playboy's obligation to provide strategic advice shall not be deemed to create a fiduciary duty on the part of Playboy, nor shall it be deemed to place the parties in the relationship of partners or joint venturers.

6. Galaxy Carriage. Intelsat shall utilize best efforts to secure carriage for Playboy on the Hong Kong based Galaxy platform. Intelsat shall further make best efforts to secure playback and origination services from Galaxy for the Playboy channels on Galaxy. Playboy acknowledges that Intelsat is a partner in the Galaxy platform and can only utilize its best efforts, but not guarantee such carriage, as such requires the agreement of the other Galaxy platform partner(s).


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7.    Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by one party to the other party pursuant to this Agreement (except as otherwise specifically provided in this Agreement) shall be in writing and shall be delivered by confirmed facsimile, confirmed overnight mail, by hand or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, address as follows:

      If to Playboy:          Andrita Studios, Inc.
                              3030 Andrita Street
                              Los Angeles, CA 90065
                              Attention: Mr. William Tillson
                              Phone: 323-344-4610
                              Facsimile: 323-276-4500

      Copy to:                Playboy Entertainment Group, Inc.
                              2706 Media Center Drive
                              Los Angeles, CA 90065
                              Attention: Ms. Alexandra Shepard

      If to Intelsat:         Intelsat Ltd.
                              3400 International Drive NW
                              Washington, DC 20008-3006
                              Attn: Ramu V. Potarazu
                              Phone: 202 944 7200
                              Facsimile: 202 944 7860

      Copy to:                General Counsel

      Either party may designate by notice in writing a new address or addressee, to which any notice, demand, request, or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication shall be deemed sufficiently given, served or sent for all purposes three (3) days after depositing such notice in the United States Mail, or one (1) day after delivery to a nationally recognized overnight courier for overnight delivery if such notice is properly addressed and the appropriate fee is prepaid, and the same day as hand delivered or faxed with confirmation.

8. Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or extend or interpret the scope of this Agreement or of any particular section.

9. Governing Law. All questions with respect to this Agreement and the rights and liabilities of the parties will be governed by the laws of the State of New York, irrespective of the choice of laws provisions of New York or any other jurisdiction. The parties each hereby consent to the personal jurisdiction and venue in the state and federal courts sitting in the State of New York.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


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11.   Confidentiality. This Agreement shall be kept strictly confidential, except for disclosure: (a) to the extend required by the law or legal process, in which case the parties shall seek confidential treatment of the document and the information contained herein, (b) as a part of normal accounting and/or auditing procedures, (c) to each party's parent company, provided any such party shall have agreed to keep this Agreement confidential pursuant to an agreement. Notwithstanding the foregoing, Intelsat shall have the right to issue a press release regarding this Agreement provided such press release shall meet with Playboy's approval, not to be unreasonably withheld.

12. Entire Agreement. This Agreement, together with its attachments, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, with respect to the subject matter hereof.

                                        Very truly yours,

                                        PLAYBOY ENTERTAINMENT GROUP, INC.

                                        BY: /s/ Alexandra Atkins Shepard
                                            --------------------------------
                                                Alexandra Atkins Shepard
                                                Senior Vice President


AGREED AND ACCEPTED:

INTELSAT USA SALES CORP.

BY: /s/ Stephen Spengler
    --------------------------
    Stephen Spengler
    Director and President


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                                  Exhibit "A"

                            IA 7-C15 First Amendment


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